Investment Election Form

Participant Election to Invest in

People’s United Financial, Inc. Common Stock (“Company Stock”)

People’s Bank 401(k) Employee Savings Plan

If you would like to participate in the Offering using amounts currently in your account in the People’s Bank 401(k) Employee Savings Plan (the “Plan”), please complete this form, sign it, and return it to People’s Bank, Organization Effectiveness, 850 Main Street, BC-10, Bridgeport, CT 06604 Attn: D. Hallstrom-Murdock, RC-563 so that it is received no later than the Election Submission Deadline which is 5:00 p.m. on March 15, 2007.

Participant’s Name (please print):	Social Security Number:

Address:
	Street	City	State	Zip Code

1.	Background Information

People’s United Financial, Inc. is offering shares of common stock, par value $0.01 per share, for sale at $20.00 per share to certain depositors and the public (the “Offering”) in connection with the conversion of People’s Bank and People’s Mutual Holdings from a mutual holding company to a stock holding company structure (the “Conversion”). The minimum purchase in the Offering is 25 shares ($500).

Plan Participants who had total account balances of at least $500 in the Plan on February 9, 2007 and were actively employed by People’s Bank on that date are being given an opportunity to direct the trustee of the Plan (the “Trustee”) to purchase Company Stock in the Offering with amounts currently in their Plan account. Participants are also being given the opportunity, after the Offering, to direct future contributions under the Plan to the purchase of Company Stock.

Prior to making a decision to direct the Trustee to purchase Company Stock in the Offering, you should carefully review the full Prospectus (including the Summary Plan Description and Prospectus) accompanying this Investment Election Form. Your decision to direct the transfer of amounts credited to your Plan account balances to purchase shares of Company Stock in the Offering is irrevocable. Notwithstanding this irrevocability, Participants may transfer some or all of their shares of Company Stock held in the Plan, if any, into one or more of the Plan’s other investment choices at such times as are provided for under the Plan’s rules for such transfers.

Investing in any stock entails some risks and we encourage you to discuss your investment decision with your investment advisor. Neither the Trustee nor People’s Bank is authorized to make any representations about this investment. You should not rely on any information about the Company Stock other than information contained in the Prospectus (which includes the Summary Plan Description and Prospectus) in making your investment decision.

Any shares purchased by the Plan based on your election will be subject to the conditions and restrictions otherwise applicable to Company Stock purchased directly by you in the Offering. These restrictions are described in the Prospectus.

2.	Investment Election

If you would like to participate in the Offering with amounts currently in your Plan account, please indicate the number of shares you wish to purchase (whole shares only):

I hereby direct the Trustee to purchase shares of Company Stock in my Plan account (25 share minimum at $20.00 per share)

I understand and agree that by signing this form and submitting it before the Election Submission Deadline, I am directing the Trustee to purchase the number of shares specified above and to take the actions described in the three following paragraphs with respect to my Plan account. I further understand and agree to all of the terms and conditions described in those paragraphs.

        Soon after the Election Submission Deadline, the Trustee will sell a portion of my current Plan investments, other than People’s Bank common stock and outstanding loans, on a pro rata basis to generate cash to pay for the shares to be purchased for my Plan account. The cash proceeds will remain in my Plan account and will be temporarily invested in the Putnam Money Market Fund. I acknowledge that I have been able to obtain a copy of the prospectus for the Putnam Money Market Fund prior to my submission of this Investment Election form by logging into my account at ibenefitcenter.com, then clicking on “Plan Info & Forms - Investment Information”, or by requesting a prospectus by calling 800-231-2842. I understand that by making this election I will not be able to direct the transfer of any funds out of, or additional funds into, the Putnam Money Market Fund. The Trustee will use the amounts invested in the Putnam Money Market Fund as the source of funds it will wire to People’s United Financial, Inc. (or its designee) on the closing date for completion of the Offering in exchange for the shares of Company Stock being purchased for my Plan account. This is expected to occur several weeks after the Election Submission Deadline.

If the total amount available from the sale of my current Plan investments (other than People’s Bank common stock and outstanding loans) is not sufficient to pay for the number of shares I have directed the Trustee to purchase, the number of shares of Company Stock that will be purchased for my Plan account will be reduced to the maximum number of whole shares of Company Stock that can be purchased with the available funds. No shares will be purchased for my Plan account if less than $500 (the minimum purchase amount) is available in my account. If the Offering is oversubscribed, the number of shares that will be purchased for my Plan account may also be reduced, in the manner described in the Prospectus. After completion of the Offering, all amounts earned from the temporary investment of my funds in the Putnam Money Market Fund will remain in my account, and will be transferred to the Putnam Stable Value Fund. After completion of the transfer, I will be able to redirect the investment of amounts transferred to the Stable Value Fund by following the Plan’s normal procedures for reinvestment of existing Plan balances.

If the Offering is cancelled or terminated for any reason, all amounts temporarily invested on my behalf in the Putnam Money Market Fund will be transferred to the Plan investments which were the initial source of the funds, on a pro rata basis. Reinvestment of these amounts will be at the current market prices of each such investment. Any earnings attributable to temporary investments in the Putnam Money Market Fund will be transferred to the Putnam Stable Value Fund.

3.	Purchaser Information

The ability of participants in the Plan to purchase Company Stock in the Offering and to direct the investment of their current account balances into Company Stock is based in part upon the participant’s status as an “Eligible Account Holder” or “Supplemental Eligible Account Holder” as those terms are defined in the Prospectus or, if neither, as an employee of People’s Bank participating in the Plan. Please indicate your status.

a.☐	Eligible Account Holder - Check here if you were a depositor with $50.00 or more on deposit with People’s Bank as of June 30, 2005.

Acct. No.

b.☐	Supplemental Eligible Account Holder - Check here if you were a depositor with $50.00 or more on deposit with People’s Bank as of December 31, 2006, but are not an Eligible Account Holder.

Acct. No.

c.☐	Employee of People’s Bank who does not otherwise qualify as an Eligible Account Holder or Supplemental Eligible Account Holder.

4.	Participant Signature and Acknowledgment – Required

By signing this Investment Election Form, I authorize and direct the Plan Administrator and Trustee to carry out my instructions. I acknowledge that I have been provided with and have read a copy of the Prospectus (including the Summary Plan Description and Prospectus) relating to the issuance of Company Stock accompanying this Investment Election Form. I am aware of the risks involved in investing in Company Stock and I acknowledge that neither the Plan nor any Plan fiduciary such as the Trustee or the Plan Administrator, nor any employee of People’s Bank, is responsible for my choice of investment, nor has any such person recommended an investment in Company Stock. I understand that my failure to sign this acknowledgment will make this Investment Election Form null and void.

Participant’s Signature:	Date Signed:

IMPORTANT: If you do not fully complete and sign this form, and submit it so that it is actually received by the Organization Effectiveness department of People’s Bank, 850 Main Street, BC-10, Bridgeport, CT 06604 Attn: D. Hallstrom-Murdock, RC-563 by no later than 5:00 p.m. on March 15, 2007, your investment election will not be effective and you will not participate in the Offering using funds in your Plan account. Faxes, e-mails and similar forms of delivery are not acceptable.

This Investment Election Form only covers the investment of your current account balance in the Plan (excluding People’s Bank common stock and outstanding loans) in Company Stock. If you would like to invest future contributions in Company Stock, you will need to change your current investment elections by following the Plan’s normal telephone or on-line procedures.

KEEP A COPY OF THIS FORM FOR YOUR RECORDS